Exhibit 99.1

FLEETWOOD REPORTS SECOND QUARTER FISCAL 2007 RESULTS

Riverside, Calif., December 7, 2006 — Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation’s leading producers of recreational vehicles and manufactured housing, announced today its results for the second quarter and first half of fiscal 2007 ended October 29, 2006.

Consolidated revenues for the quarter were $526.6 million, down 16.4 percent from $629.5 million in last year’s second quarter. The Company incurred a net loss from continuing operations of $19.8 million in the current quarter or $0.31 per diluted share compared with net income from continuing operations of $3.8 million or $0.07 per diluted share in the prior year. The current year results included $2.6 million in restructuring costs, primarily severance. Including discontinued operations, the net loss totaled $20.4 million or $0.32 per diluted share compared with a net loss in the second quarter of fiscal 2006 of $1.9 million or $0.03 per diluted share.

“Approximately $60 million of the sales decline reflected an atypical comparison with the prior year, when we provided emergency living units from both the Housing Group and the travel trailer division for disaster relief in the Gulf Coast area,” said Elden L. Smith, Fleetwood’s president and chief executive officer. “The current year financial performance also was impacted by sluggish motor home sales and an unusually slow quarter for manufactured housing. We have continued to pursue cost cutting and capacity consolidation initiatives, and by the end of our third quarter will be better positioned for current market conditions. In addition, we believe that our embedded operating leverage means any upturn in our industries will result in significant financial improvement in our operations.”

For the first six months of fiscal 2007, consolidated revenues declined 15.2 percent to $1.06 billion from $1.25 billion for the first half of fiscal 2006. RV Group sales were down 9.9 percent while Housing Group sales fell 31.8 percent. The loss from continuing operations for the first six months of fiscal 2007 was $19.1 million compared with $13.6 million in last year’s comparable period. The net loss for the first half of fiscal 2007 was $20.8 million or $0.33 per diluted share compared with a net loss of $31.5 million or $0.56 per diluted share last year.

Housing Group Results

The Housing Group generated operating income of $1.4 million for the second quarter of fiscal 2007 on revenues of $147.0 million, down from $14.2 million on revenues of $225.0 million for the same quarter of the prior year. Last year’s second quarter included revenues of approximately $30 million from the sale of homes for disaster relief with no similar sales in the current year.

For the first half of the current fiscal year, the Housing Group earned $3.5 million in operating income on revenues of $292.6 million, compared with $19.2 million on $429.3 million in revenues for the first six months of last year.

“Operating results continue to be affected by the weak manufactured housing market,” Smith said. “Although the rebuilding effort in the Gulf Coast states continues to be slow, we expect that the volume of homes needed there will eventually provide a boost to modular and manufactured housing shipments. Due to a recent sharp slowdown in the Florida and California manufactured housing markets, we are reducing capacity by consolidating two neighboring plants into one facility in both south Georgia and southern California, and at the same time we are pursuing expansion of our modular operations. It appears that much of the business in the Gulf Coast area will be modular. We are well positioned to take advantage of this. We have eight plants in the surrounding area, some of which are already certified to build modular housing while others could be converted. There is also excellent potential for additional modular business through military housing initiatives. We have successfully completed a second military project and we anticipate that these successes will lead to additional contracts.”

RV Group Results

The RV Group incurred an operating loss of $14.9 million for the quarter on revenues of $364.6 million, compared with an operating loss of $0.7 million on revenues of $393.5 million for the same quarter of the prior year. In the first six months of fiscal 2007, the Group reported an operating loss of $28.2 million on revenues of $735.8 million, versus an operating loss of $5.8 million on revenues of $816.7 million in the comparable period last year. Group operating results were impacted by a 7 percent decline in sales in the motor home division and a combination of significantly lower volume and more competitive pricing in the travel trailer division. Production efficiencies for travel trailers were negatively impacted by a more complex mix of products built in the quarter compared to the large number of emergency living units very efficiently produced last year.

The motor home division incurred an operating loss of $1.1 million in the second quarter, compared with operating income of $2.9 million in fiscal 2006, and the travel trailer division’s operating loss increased to $14.4 million from $3.8 million in the prior year period. Operating income for the folding trailer division improved to $0.6 million from $0.3 million.

“We are optimistic that if recent positive trends in fuel prices, interest rates, and consumer confidence extend into spring, motor home sales will recover next year. This is true particularly for Fleetwood, as we believe our product offering is now among the best in the industry,” Smith said. “Recently, the more affordable and fuel efficient motor home segments have been relatively strong, and we have not been adequately represented. We are adding products to address these categories, and will have lower-cost Class C units ready for the spring selling season. We will also introduce more fuel-efficient models and lower-cost Class A units mid-year. Overall travel trailer division sales were down 13 percent, but, excluding FEMA unit revenues of $30 million last year, sales of travel trailers to dealers actually increased by 17 percent this year. Our travel trailer retail market share has modestly improved in recent months after a lengthy period of decline, and our own dealer inventory statistics indicate that our shelf space at dealer lots has improved as well. The travel trailer division is undertaking a plant and product rationalization initiative that is intended to capitalize on this progress and generate greater production efficiencies by the fourth fiscal quarter. The folding trailer operation is responding well to our decentralized structure, and its sales, market share and operating income have been improving in recent quarters.

“Enthusiasm was apparent at last week’s national RV trade show in Louisville, Kentucky,” Smith continued. “Most of the dealers we spoke to seem to think that conditions are in place for a good selling season in 2007, particularly in motor homes. We don’t expect dealers to take on much additional inventory at this time of the year, especially given higher floorplan interest rates than in recent years. We do believe, however, that our products are positioned to perform well in the coming season. We were especially pleased with the reaction to our Class A motor homes, our new more affordably priced Class Cs and our lightweight travel trailers.”

Corporate Outlook

“We continue to make significant changes to improve Fleetwood’s operations, balance sheet and future financial results,” Smith said. “We believe our cost-cutting initiatives, combined with improvements in the way we develop, manufacture, and service our products, position us well for improved performance. While we are optimistic about the prospects in all of our businesses, the winter months are typically a very slow period for the RV and housing industries. This seasonality is aggravated by the current environment of discounting by competitors, especially in travel trailers and manufactured housing. Accordingly, we expect operating results in the third quarter to be weaker than in the just completed quarter. Last year’s third quarter results were enhanced significantly by volume and efficiencies from the sale of a large number of emergency living units in both the Housing Group and the travel trailer division, so comparisons will not be meaningful. Looking into our fourth quarter and beyond, we believe that our ongoing corporate revitalization, continued focus on products and customers in both of our industries, improved travel trailer efficiencies, and excellent consumer demographics will enable us to post consistently better results.”

The Company will host a conference call at 10:30 a.m. PST/1:30 p.m. EST on Thursday, December 7, 2006. The call will be broadcast live over the Internet at www.streetevents.com, www.earnings.com, and the Company’s website, www.fleetwood.com under Company Information.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including, but not limited to, the Company’s ability to post consistently better results, the potential for additional modular business, being optimistic about motor home sales next year, and the belief that Fleetwood’s RV products are positioned to perform well in the coming season, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that the Company will regain sustainable profitability in the foreseeable future; the Company’s ability to comply with financial tests and covenants on existing debt obligations and to obtain future financing needed in order to execute its business strategies; the volatility of the Company’s stock price; the impact of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may reduce demand for Fleetwood’s products; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; repurchase agreements with floorplan lenders, which could result in increased costs; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; expenses and uncertainties associated with the manufacturing, development and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the highly competitive nature of our industries; and lack of acceptance of Fleetwood’s products.

(tables to follow)

Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED  STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended	27 Weeks Ended
	October 29, 2006	October 30, 2005	October 29, 2006	October 30, 2005
Net Sales:
RV Group	$364,591	$393,471	$735,817	$816,673
Housing Group	146,981	224,981	292,645	429,312
Supply Group	15,001	11,888	27,882	25,618
Intercompany Housing Group sales	—	(839)	—	(25,627)
	526,573	629,501	1,056,344	1,245,976

Cost of products sold	453,058	517,484	909,575	1,033,896
Gross profit	73,515	112,017	146,769	212,080

Operating expenses	87,867	100,878	171,419	197,504
Other operating (income) expenses, net	874	1,004	(1,190)	5,334
	88,741	101,882	170,229	202,838

Operating income (loss)	(15,226)	10,135	(23,460)	9,242
Other income (expense):
Investment income	1,292	1,151	3,432	2,156
Interest expense	(6,058)	(7,283)	(12,831)	(14,682)
Other, net	—	—	18,530	—

	(4,766)	(6,132)	9,131	(12,526)
Income (loss) from continuing operations before income taxes	(19,992)	4,003	(14,329)	(3,284)
Benefit (provision) for income taxes	223	(212)	(4,771)	(10,338)
Income (loss) from continuing operations	(19,769)	3,791	(19,100)	(13,622)

Loss from discontinued operations, net	(658)	(5,709)	(1,738)	(17,853)

Net loss	$(20,427)	$(1,918)	$(20,838)	$(31,475)

	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted

Earnings (loss) per common share:
Income (loss) from continuing operations	$(0.31)	$(0.31)	$0.07	$0.07	$(0.30)	$(0.30)	$(0.24)	$(0.24)
Loss from discontinued operations	(0.01)	(0.01)	(0.10)	(0.10)	(0.03)	(0.03)	(0.32)	(0.32)

Net loss per common share	$(0.32)	$(0.32)	$(0.03)	$(0.03)	$(0.33)	$(0.33)	$(0.56)	$(0.56)

Weighted average common shares	63,919	63,919	56,481	57,209	63,905	63,905	56,302	56,302

Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands)

	October 29, 2006	July 30, 2006	October 30, 2005
ASSETS

Cash	$55,172	$39,051	$91,065
Marketable investments - available for sale	23,505	23,149	17,880
Receivables	136,306	154,181	181,690
Inventories	197,382	207,622	211,604
Deferred taxes benefits - current	13,197	13,081	13,748
Other current assets	15,941	15,523	22,107
Total current assets	441,503	452,607	538,094

Property, plant and equipment, net	204,874	210,115	224,657
Deferred taxes benefits - non-current	52,274	52,390	50,515
Cash value of Company-owned life insurance	29,722	29,634	36,623
Goodwill and intangible assets	6,316	6,316	6,316
Other assets	40,045	43,462	59,878

Total assets	$774,734	$794,524	$916,083

LIABILITIES & SHAREHOLDERS’ EQUITY

Accounts payable	$59,411	$65,088	$83,232
Employee compensation and benefits	45,023	45,751	58,985
Federal and state income taxes	2,211	3,666	—
Product warranty reserves	44,997	44,516	44,885
Insurance reserves	17,588	16,918	17,619
Other short-term borrowings	20,661	8,054	19,981
Accrued interest	6,356	4,568	60,045
Other current liabilities	70,887	62,145	89,227
Total current liabilities	267,134	250,706	373,974

Deferred compensation and retirement benefits	34,637	34,700	39,656
Product warranty reserves	21,510	21,627	20,508
Insurance reserves	34,232	35,000	47,579
Convertible senior subordinated debentures	100,000	100,000	100,000
Convertible subordinated debentures	160,142	160,142	210,142
Other long-term debt	4,360	21,269	26,507

Total liabilities	622,015	623,444	818,366

Commitments and contingencies

Shareholders’ equity:
Common stock	63,969	63,896	56,499
Additional paid-in capital	490,863	489,522	427,120
Accumulated deficit	(406,071)	(385,644)	(388,271)
Accumulated other comprehensive income	3,958	3,306	2,369

Total shareholders’ equity	152,719	171,080	97,717

Total liabilities and shareholders’ equity	$774,734	$794,524	$916,083

Fleetwood Enterprises, Inc.

BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION

(Unaudited)

(Amounts in thousands)

	13 Weeks Ended		26 Weeks Ended	27 Weeks Ended
	October 29, 2006	October 30, 2005	October 29, 2006	October 30, 2005
REVENUES:
Motor homes	$230,645	$248,740	$455,873	$546,530
Travel trailers	104,113	119,334	225,799	224,169
Folding trailers	29,833	25,397	54,145	45,974
RV Group	364,591	393,471	735,817	816,673
Housing Group	146,981	224,981	292,645	429,312
Supply Group	15,001	11,888	27,882	25,618
Intercompany Housing Group sales	—	(839)	—	(25,627)

	$526,573	$629,501	$1,056,344	$1,245,976

OPERATING INCOME (LOSS):
Motor homes	$(1,141)	$2,852	$(4,619)	$8,037
Travel trailers	(14,361)	(3,805)	(24,338)	(12,516)
Folding trailers	604	250	806	(1,305)
RV Group	(14,898)	(703)	(28,151)	(5,784)
Housing Group	1,384	14,156	3,451	19,176
Supply Group	871	878	2,119	2,599
Corporate and other	(2,583)	(4,196)	(879)	(6,749)

	$(15,226)	$10,135	$(23,460)	$9,242

UNITS SOLD:
Recreational vehicles -
Motor homes	2,074	2,284	4,272	5,251
Travel trailers	5,935	7,739	13,119	14,351
Folding trailers	3,301	3,399	6,031	5,845
	11,310	13,422	23,422	25,447

Manufactured housing -
Factory shipments	3,672	6,610	7,373	12,468

Less intercompany	—	(22)	—	(673)

Total shipments from continuing operations	14,982	20,010	30,795	37,242

Retail housing sales	—	304	—	1,393

Total Company shipments	14,982	20,314	30,795	38,635

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